Exhibit 3.20

OPERATING AGREEMENT

OF

FINANCIAL SERVICES OF SOUTHWEST FLORIDA, LLC

THIS OPERATING AGREEMENT (the “Operating Agreement”) for the management and operation of Financial Services of Southwest Florida, LLC, a Florida limited liability company (the “Company”), is adopted by Radiation Therapy Services, Inc., the Company’s sole member, as of December   , 2004.

Explanatory Statement

The Member, by and through the Member’s Authorized Representative, David Koeninger, caused there to be filed Articles of Organization with the Secretary of State of the State of Florida on the Organization Date (as defined herein), creating the Company, a limited liability company organized and to be operated in compliance with the provisions of the Act (as defined herein). The rights and liabilities of the Member are as provided in the Act except as provided in this Operating Agreement.

Section I
Defined Terms

The following capitalized terms shall have the meanings specified in this Section I. Other terms are defined in the text of this Operating Agreement and, throughout this Operating Agreement, those terms shall have the meanings respectively ascribed to them.

“Act” means the Florida Limited Liability Company Act, as amended from time to time.

“Code” means the Internal Revenue Code of 1986, as amended, or any corresponding provision of any succeeding law.

“Company” means the limited liability company organized and operated in accordance with the Articles of Organization and this Operating Agreement.

“Interest” means the interest of the Member in the Company and the right to receive distributions from the Company.

“Member” means the Person signing this Operating Agreement and any Person who subsequently is admitted as a member of the Company.

“Membership Rights” means all of the rights of the Member in the Company, including the Member’s: (i) Interest; (ii) right to inspect the Company’s books and records; (iii) right to participate in the management of and vote on matters coming before the Company;

and (iv) unless this Operating Agreement or the Articles of Organization provide to the contrary, right to act as an agent of the Company.

“Officer” means an officer of the Company appointed and acting, from time to time, pursuant to Sections 5.2 through 5.4 of this Operating Agreement.

“Operating Agreement” means this Operating Agreement, as amended from time to time.

“Organization Date” means December 28, 2004.

“Person” means and includes an individual, corporation, partnership, association, limited liability company, trust, estate or other entity.

“Successor” means all Persons to whom all or any part of an Interest is transferred for any reason.

“Transfer” means, when used as a noun, any voluntary or involuntary sale, hypothecation, pledge, assignment, attachment, disposition or other transfer of a Member’s Interest, and, when used as a verb, means voluntarily or involuntarily to sell, hypothecate, pledge, assign, attach, dispose of or otherwise transfer.

Section II

Name; Office; Purpose; Term

2.1                               Name of the Company. The name of the Company shall be “Financial Services of Southwest Florida, LLC.” The Company may do business under that name and under any other name or names upon which the Member may, in the Member’s sole discretion, determine. If the Company does business under a name other than that set forth in its Articles of Organization, then the Company shall file a fictitious name registration as required by law.

2.2                               Purpose. The purpose of the Company is to conduct any business or joint enterprise that is legal for a limited liability company to conduct under the Act. In furtherance of the foregoing purposes, the Company shall have the full power and authority to conduct its business as provided by the Act and applicable law.

2.3                               Term. The term of the Company began upon the acceptance of the Articles of Organization by the Secretary of State of the State of Florida and its duration shall be perpetual, unless its existence is sooner terminated pursuant to Section VII of this Operating Agreement.

2.4                               Principal Office; Registered Agent. The location of the principal office and place of business of the Company is 2234 Colonial Boulevard, Fort Myers, Florida 33907. At this principal office the Company shall maintain its records as required by Section 608.4101 of the Act. David Koeninger is the registered agent of the Company in Florida, and the address for the registered agent is 2234 Colonial Boulevard, Fort Myers, Florida 33907. The registered office of the Company in the State of Florida is the office of the registered agent as set forth above. This Section 2.4 of the Operating Agreement is to be amended from time to time by the Member to reflect each change in the identity or address of the registered agent in Florida.

2.5                               Member. Radiation Therapy Services, Inc. shall be the sole member of the Company, owning 100% of the Interest in and to the Company. The address of the Member is 2234 Colonial Boulevard, Fort Myers, Florida 33907.

Section III

Capital; Capital Account; Tax Classification

3.1                               Initial Capital Contribution. Upon the execution of this Operating Agreement, the Member will be credited with making an initial capital contribution to the capital of the Company as reflected on the Company’s books and records (the “Initial Capital Contribution”).

3.2                               No Other Capital Contributions Required. The Member shall not be required to contribute any additional capital to the Company.

3.3                               Loans. The Member may, at any time, make or cause a loan to be made to the Company in any amount and on those terms upon which the Company and the Member agree.

3.4                               Capital Account. A capital account shall be maintained by the Company for the Member.

3.5                               Tax Classification. It is the Member’s express intention that, in accordance with Internal Revenue Service Treasury Regulations Sections 301.7701-2 and 301.7701-3 and corresponding provisions of applicable state tax laws (and any successor provisions), the Company be disregarded as an entity separate from the Member for all income tax purposes. To that end

(a)                                 The Member and the Company will take no action that would terminate the Company’s eligibility to be a disregarded entity (such as, for instance, issuance of additional interests) or that would constitute a Transfer of the Member’s Interest results in the Company having more than one Member, or any action that would cause the Company to become an association taxable as a corporation within the meaning of Treasury Regulations Section 301.7701-2(b)(2) (a “Contrary Action”), in each case absent a written statement of consent by the Member to act in contravention of such intentions. It is the intention of the Member and the Company that there only be one Member of the Company at any time and that the Member’s Interest shall be the only interest in the Company outstanding at any time. Any Contrary Action taken by the Member or the Company that is not accompanied by a written statement of consent by the Member to proceed notwithstanding the conflict between the Contrary Action and the intentions expressed in this Section 3.5 shall be null and void and of no force or effect whatsoever. The Company shall not record on its books and records any purported issuance of additional Interests or any purported Transfer of the Member’s Interest that is a Contrary Action not otherwise permitted under this Agreement.

(b)                                 For any period that the Company is a disregarded entity, all of the Company’s items of income, gain, deduction, loss and credit will be included directly in the federal (and applicable state) income tax returns of the Member as though the Company were a branch or division of the Member.

3.6                               Annual Accounting Period. The annual accounting period of the Company shall be its taxable year. The Company’s taxable year shall be selected by the Member, subject to the requirements and limitations of the Code.

Section IV

Distributions

4.1                               Distributions. All distributions by the Company shall be made at the sole discretion of the Member. No distributions may be made if such distribution will violate the restrictions of the Act.

4.2                               Liquidation and Dissolution. If the Company is liquidated, the assets of the Company shall be distributed to the Member or to a Successor or Successors.

Section V

Management: Rights, Powers, and Duties

5.1                               Management; Agency. The Member has all power and authority to manage, and direct the management of, the business and affairs of the Company, both ordinary and extraordinary. The Member, together with any Officers appointed by the Member, shall have the right, authority and power to act as agents of the Company.

5.2                               Appointment of Officers. The initial Officers of the Company are set forth in Section 5.3 of this Operating Agreement. The Company may enter into employment agreements with the Officers to the extent necessary to secure the services of a particular individual to serve as an officer. Such Officers shall serve at the pleasure of the Member, and shall be subject to removal at any time without cause unless otherwise set forth in an employment agreement with a particular Officer. The Member shall appoint their successors and such other Officers as the Member shall determine necessary, or advisable, and delegate to, one or more Officers, other employees, and agents of the Company the authority to conduct the business of the Company in accordance with this Operating Agreement and any policy of delegation that may be adopted and revised from time to time by the Member. Any power not delegated by the Member remains with the Member. Any number of offices may be held by the same Person.

5.3                               Officers of the Company

(a)                                 The initial Officers of the Company are as follows:

Chairman of the Board	Michael Katin, M.D.
President and Chief Executive Officer	Daniel Dosoretz, M.D.
Vice President	David M. Koeninger
Treasurer	Joseph Biscardi

Secretary	James Rubenstein, M.D.
Assistant Secretary	Margarita Suarez
Assistant Secretary	Morris B. Fox, Esquire

The Company may have such additional Officers as are appointed, from time to time, by the Member.

(b)                                 Unless otherwise set forth in an employment agreement with the Company, (i) each Officer serves until the earlier of his or her death, resignation, or removal; (ii) an Officer may be removed at any time by the Member; (iii) an Officer may resign at any time by delivering his or her written resignation to the Member; and (iv) in addition to obligations imposed by other provisions of this Operating Agreement, each Officer is to devote to the Company such time as is reasonably necessary and his, her, or its best efforts to carry out the business of the Company and to accomplish its purposes.

5.4                               Authority and Duties of the Officers. From time to time, the Member may establish, increase, reduce, or otherwise modify responsibilities for the Officers or may create or eliminate offices as the Member considers appropriate. The Officers of the Company have the authority, responsibilities, and duties as are customary for officers holding similar positions with respect to businesses conducted in corporate form and such additional authority, responsibilities, and duties as the Member may delegate, from time to time, to the Officers, including, without limitation, the power to:

(a)                                 approve any change of the location of the principal office of the Company;

(b)                                 open, conduct, and close checking, savings, custodial, and other accounts on behalf of the Company in such banks or other financial institutions as the Officers may select from time to time and determine the Persons who will have authority with respect to the accounts and the funds therein;

(c)                                  execute any notifications, statements, reports, returns, registrations, or other filings that are necessary or desirable to be filed with any state or federal agency, commission, or authority, including, without limitation, any registration of securities with any state or Federal securities commission, and appear before such agency, commission, or authority on behalf of the Company; and

(d)                                 employ accountants, attorneys, contractors, brokers, agents, investment managers, engineers, consultants or other persons, firms, corporations, or entities on such terms and for such compensation as it considers appropriate, including, without limitation, persons and entities who may be Members, or who perform services for, or have business, financial, family, or other relationships with any Member, Officer, or employee.

In addition, the Officers, on behalf of the Company and at the expense of the Company, are to:

(a)                                 maintain at the Company’s principal place of business a list, updated from time to time, that accurately sets forth the names and addresses of the Members, the Intersts held by each Member, and the capital each Member has paid to the Company;

(b)                                 furnish to the Member, by the fifteenth day of the third month following the close of each fiscal year, all information required for federal and state income tax reporting purposes with respect to the Company;

(c)                                  arrange for the preparation of all necessary informational federal income tax forms on behalf of the Company and for the preparation and filing of any and all state and local income and franchise tax returns required to be filed by the Company;

(d)                                 maintain and preserve during the term of the Company and for five (5) years thereafter, or for such longer time as is necessary to determine the cost basis of the Company assets, complete and accurate books of account in accordance with the provisions of the Operating Agreement and sound accounting principles and practices, a list of the names and addresses of each Member, copies of the Articles of Organization, the Operating Agreement, and copies of all financial statements and tax returns of the Company for the most recent five-year period during the term of the Company;

(e)                                  execute, acknowledge, and certify all documents and instruments and take or cause to be taken all actions which may be necessary or appropriate (i) for the continuation of the Company’s valid existence as a limited liability company under the laws of the State of Florida and of each other jurisdiction in which such existence is necessary to protect the limited liability of the Members, (ii) to effectuate the provisions of the Operating Agreement, or (iii) to enable the Company to conduct its business;

(f)                                   obtain and maintain on behalf of the Company such all-risk, public liability, workers’ compensation, Officers’ liability, fidelity, forgery, and other insurance, if any, as may be available on commercially reasonable terms and as may be deemed necessary or appropriate by the Members;

(g)                                 to the extent reasonably deemed necessary or appropriate by the Members, cause all persons dealing with the Company, Managing Officer, or employee of the Company acting on behalf of the Company, to be aware of the character of the Company as a limited liability company;

(h)                                 conduct the affairs of the Company in compliance with the applicable laws and in the best interests of the Company and of the Members;

(i)                                    not permit the use of Company funds or assets for other than the benefit of the Company and of the Member;

(j)                                    hold all Company property in the Company name or, in the case of cash or cash equivalents, in one or more depository accounts as to which the Company is a beneficial owner; and

(k)                                 use reasonable efforts not to cause the Company to incur debts or other liabilities and obligations beyond the Company’s ability to pay such liabilities.

5.5                               Limited Liability of Member. The Member’s liability shall be limited as set forth in this Agreement, the Act and other applicable law. The Member shall not be bound by, or personally liable for, the expenses, liabilities or obligations of the Company beyond the amount contributed by the Member to the capital of the Company, except as provided in the Act. The Member shall be liable for the Member’s conduct other than as a Member as provided by law.

5.6                               Indemnification. The Company shall indemnify and may advance expenses to the Member and each of the Officers for any loss, damage, or other expense that the Member and the Officers incur in the Member’s capacity as the Company’s Member or in the Officer’s capacity as an Officer of the Company.

Section VI

Admission of Additional Members

The Company may have more than one member by issuing a membership interest to a Person other than the Member (“Issuance of Additional Interest”) only if the Member executes a written statement of consent to the Issuance of Additional Interest. In connection with any Issuance of Additional Interest in accordance with this Section VI, this Agreement will be amended and restated in its entirety by approval of all the Members and the Company.

Section VII

Dissolution, Liquidation, and Termination of the Company

7.1                               Events of Dissolution. Notwithstanding anything in the Act to the contrary, the Company shall be dissolved only upon the determination of the Member to dissolve the Company.

7.2                               Procedure for Winding Up and Dissolution. If the Company is dissolved, the affairs of the Company shall be wound up. On winding up of the Company, the assets of the Company shall be distributed, first, to creditors of the Company in satisfaction of the liabilities of the Company, and then to the Member.

7.3                               Filing of Articles of Dissolution. If the Company is dissolved, Articles of Dissolution shall be promptly filed with the Secretary of State of the State of Florida. If there is no remaining Member, the Articles of Dissolution shall be filed by the last Person to be a Member; if there is no remaining Member, or a Person who last was a Member, the Articles shall be filed by the legal or personal representatives of the Person who last was a Member.

Section VIII

General Provisions

8.1                               Applicable Law. All questions concerning the construction, validity, and interpretation of this Operating Agreement shall be governed by the internal law, not the law of conflicts, of the State of Florida.

8.2                               Section Titles. The headings herein are inserted as a matter of convenience only, and do not define, limit, or describe the scope of this Operating Agreement or the intent of the provisions hereof.

8.3                               Terms. Common nouns and pronouns shall be deemed to refer to the masculine, feminine, neuter, singular, and plural, as the identity of the Person may in the context require.

8.4                               Separability of Provisions. Each provision of this Operating Agreement shall be considered separable; and if, for any reason, any provision or provisions herein are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Operating Agreement which are valid.

8.5                               Amendment. This Agreement may only be amended by the Member in writing.

8.6                               Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to matters set forth in this Agreement and supersedes any prior understanding or agreement, oral or written, with respect to such matters.

8.7                               Benefits and Burdens. The terms and provisions of this Agreement are binding upon, and inure to the benefit of, the successors, assigns, personal representatives, estates, heirs and legatees of the Member.

IN WITNESS WHEREOF, the Member has executed this Operating Agreement as of the date set forth hereinabove.

RADIATION THERAPY SERVICES, INC.

By:	/s/ David M. Koeninger
Name:	David M. Koeninger
Title:	EVP & CFO